Exhibit 99.1

PRESS RELEASE

CooperCompanies Appoints Cynthia Lucchese to Board of Directors

SAN RAMON, Calif., October 3, 2022 - CooperCompanies (NYSE: COO) announced today that its Board of Directors has appointed Cynthia Lucchese as an independent director, effective October 1, 2022. Lucchese has also been appointed to serve on the Audit Committee and Corporate Governance and Nominating Committee when she joins the Board.

“We are pleased to welcome Cindy to Cooper’s Board of Directors,” said Al White, President and CEO of CooperCompanies. “She is a highly successful executive with a strong strategic, financial, and operational background. We are confident that her business acumen and board experiences will benefit Cooper and our shareholders.”

Lucchese currently serves as Chief Strategy Officer of Penske Entertainment, a subsidiary of Penske Corporation. She previously served as Chief Administrative and Financial Officer of Hulman & Company (acquired by Penske Corporation) from 2014 to 2020. Prior to this, she was Senior Vice President and Chief Financial Officer of Hillenbrand from 2008 to 2014 and of Thoratec Corporation from 2005 to 2007. Lucchese also spent more than a decade at Guidant Corporation (acquired by Boston Scientific) serving in a variety of leadership roles including Vice President and Corporate Treasurer, and she worked for Eli Lilly & Company earlier in her career.

Lucchese serves on the Boards of Directors of Inari Medical Inc and Beaver-Visitec International Holdings. She also serves on the Board of Trustees of Indiana University. Lucchese received her Bachelor of Science in accounting and Master of Business Administration from Indiana University.

About CooperCompanies

CooperCompanies (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE: COO). Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of women, babies and families with its diversified portfolio of products and services focusing on medical devices and fertility & genomics. Headquartered in San Ramon, CA, Cooper has a workforce of roughly 14,000 with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Contact:

Kim Duncan

Vice President, Investor Relations and Risk Management

925-460-3663

ir@cooperco.com